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                             THE CHUBB CORPORATION

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                                 (IN THOUSANDS)

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

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
                                                        1995           1994           1993
                                                        ----           ----           ----
Net income.........................................   $696,628       $528,469       $324,217
After-tax interest expense on 6% guaranteed
  exchangeable subordinated notes..................      9,750          9,750          9,750
                                                      --------       --------       --------
Net income for computing earnings per share........   $706,378       $538,219       $333,967
                                                      ========       ========       ========

Average number of common shares outstanding........     87,035         87,543         87,642
Additional shares from assumed conversion of 6%
  guaranteed exchangeable subordinated notes as if
  each $1,000 of principal amount had been
  converted at issuance into 11.628 shares of
  common stock.....................................      2,907          2,907          2,907
                                                      --------       --------       --------
Average number of common and common equivalent
  shares assumed outstanding for computing earnings
  per share........................................     89,942         90,450         90,549
                                                      ========       ========       ========

Net income per share...............................   $   7.85       $   5.95       $   3.69
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